3DIcon’s CEO Mark Willner Issues Technology Update Letter to Shareholders

TULSA, Okla., June 18, 2012 — 3DIcon Corporation (OTCBB:TDCP)(the “Company”), a developer of volumetric, three-dimensional projection and display technologies, today announced that its new CEO, Mr. Mark Willner has issued a new Technology Update Letter to Shareholders.

In the letter, Mr. Willner updates shareholders about the technical status of the Company’s patented CSpace® volumetric 3D display technology and near term plans for further development of that technology. In addition, Mr. Willner shares his assessment of the progress that the Company is making in exploring strategic partnerships or acquisitions in the glasses-free flat screen 3D display industry and, although the Company does not have any agreements to do so at this time, why he believes that there could be an opportunity for the Company in that industry. To view the letter in full, please visit: http://content.stockpr.com/tdcp/media/98be72bdc19dcf9ae23c113f8b756993.pdf

About 3DIcon Corporation

3DIcon Corporation is a developer of groundbreaking 3D projection and display technologies that are designed to produce full color, high-resolution, 360-degree volumetric images, a development many consider to be the next step in 3D display technology. CSpace creates both dense and translucent images for use in mission critical functions including healthcare, security and defense. CSpace enables viewing inside organs, cargo containers, and baggage, as well as large scale terrain such as oceans and mountains, all of which are beyond the capabilities of other current display methodologies. The company also offers a software product, Pixel Precision®, which targets the R&D market for developers using Texas Instruments' DLP® line of products. For visualization of CSpace images please visit www.3dicon.net.

The 3DIcon Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7750

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995

With the exception of historical information, the matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of 3DIcon could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations, inability to hire and retain qualified personnel, and changes in the general economic climate. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by 3DIcon, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

CONTACT:  3DIcon Corporation

    Judy Keating

    918-494-0509

Source: 3DIcon Corporation

Released June 18, 2012